Exhibit 10(a)101

RESTRICTED STOCK GRANTS FOR OUTSIDE DIRECTORS

1. Definitions

(a) Except as otherwise provided in Section 2 below, the term "Award Date" means the last day of the third, sixth, ninth and twelfth full calendar months following an Outside Director's election (or reelection) to the Board of Directors; provided, however, the fourth and final Award Date in a given Service Year shall not be later than the last day of such Service Year.

(b) The term "Board of Directors" means the Board of Directors of Entergy.

(c) The term "Common Stock" means the common stock of Entergy.

(d) The term "Deferral Election" means an election by a Participant to defer the delivery of shares from a Stock Award to a future date under the provisions of Section 3 hereof.

(e) The term "Entergy" means Entergy Corporation, a Delaware corporation.

(f) The term "Fair Market Value" means the closing price of Common Stock on the New York Stock Exchange Composite Tape on the first business day of the month during which a Stock Award is made.

(g) The term "Outside Director" or "Participant" means a member of a Board of Directors who is not an employee of Entergy or any of its Subsidiaries. A director of Entergy who is also an employee of Entergy or any of its Subsidiaries shall become eligible to receive grants hereunder upon the termination of such employment.

(h) The term "Service" shall mean service as an Outside Director.

(i) The term "Service Year" means the period of Service commencing on the date an Outside Director is elected (or reelected) to the Board of Directors and ending on the date of the next occurring annual meeting of stockholders of Entergy.

(j) The term "Stock Award" means the portion of the compensation paid to an Outside Director in the form of Common Stock for his or her Services on the Board of Directors according to the terms hereof.

(k) The term "Subsidiary" means any corporation with respect to which Entergy owns, or directly or indirectly controls, the majority of the combined voting power.

2. Stock Award

Subject to the provisions of Section 3 hereof regarding Participants who make a Deferral Election, each Outside Director shall receive an award of 150 shares of Common Stock on each Award Date with respect to Services rendered through the respective Award Date. Such shares shall be authorized but unissued shares or open market shares of Common Stock. Shares of Common Stock purchased on the open market shall be purchased and held in such a manner so that such shares are not returned to the status of authorized but unissued shares of Entergy, but are available for Stock Awards hereunder. Certificates representing the shares of Common Stock awarded hereunder shall be delivered to the Outside Director within thirty (30) days after each respective Award Date. Notwithstanding the foregoing, if a Participant has made a timely deferral election pursuant to Section 3 below for any Stock Award granted hereunder, the "Award Date" for that Stock Award shall be the date on which payments or distributions of that deferred award are fixed under the applicable deferral election.

3. Deferral Election

    2004 Deferral Elections. In lieu of receiving shares following each Award Date, a Participant who becomes eligible due to his or her election to the Board of Directors as an Outside Director in 2004 may elect no later than thirty (30) days from the later of (i) his or her election to the Board as an Outside Director and prior to the performance of any services in such capacity, or (ii) the date on which the Participant first becomes eligible to receive grants hereunder, to defer the receipt of shares that would have otherwise been earned after the date of the deferral election, which election shall apply to and remain effective as to all such awards occurring during the remainder of 2004 calendar year and provide that such awards shall be deferred until at least January 2, 2007.

    As to all deferral elections made pursuant to this subsection (a) and except as otherwise provided below, any election shall become effective on the date of such election and such election shall be irrevocable and remain in effect until the earliest of (1) the deferral date specified in writing in the Participant's deferral election form (which shall not precede January 2, 2007), and any date specified by a Participant in an deferral election form that is earlier than this date shall be deemed irrevocably reformed and fixed to January 2, 2007, (2) the date on which such Participant terminates his or her Service on the Board of Directors, or (3) subject to regulations or other rules and procedures as may be promulgated by the Treasury Department or the Internal Revenue Service, such date as any amounts deferred hereunder shall be deemed no longer deferred for purposes of the Internal Revenue Code. Notwithstanding anything else stated herein to the contrary, this election for existing Outside Directors applies only to forms of awards previously provided under the Stock Plan for Outside Directors.

    Outside Directors Newly Elected to the Board of Directors after 2004. In lieu of receiving shares following each Award Date, a Participant who becomes eligible due to their election to the Board of Directors as an Outside Director for the first time after 2004, no later than thirty (30) days from his or her election to the Board as an Outside Director and prior to the performance of any services in such capacity, and provided the Participant becomes eligible to receive grants hereunder, may elect to defer the receipt of shares that would have otherwise been earned after the date of the deferral election, which election shall apply to and remain effective as to all such awards occurring during the remainder of the then current calendar year, and such awards shall be deferred until a future date which must be no earlier than two years after January 2 immediately following the end of the calendar year during which such Participant is first elected (that is, as an example, for an Outside Director first elected in 2005, the earliest deferral date shall be January 2, 2008). Except as otherwise provided below, any election shall become effective on the date of such election, and such election shall remain in effect and irrevocable until the earliest of (i) the deferral date specified in writing in the Participant's deferral election form (which shall not precede the two year period defined above), and any date specified by a Participant in an deferral election form that is earlier than this earliest deferral date shall be deemed irrevocably reformed and fixed to the earliest deferral date allowed hereunder, (ii) the date on which such Participant terminates his or her Service on the Board of Directors, or (iii) subject to regulations or other rules and procedures as may be promulgated by the Treasury Department or the Internal Revenue Service, such date as any amounts deferred hereunder shall be deemed no longer deferred for purposes of the Internal Revenue Code.
    Future Deferral Cycles for Participants. Notwithstanding the foregoing, and except as set forth in subsections (a) and (b) above, any election to defer a Stock Award that may be otherwise awarded in the next occurring calendar year must be made in writing and filed with the Administrator no later than June 30 immediately preceding the first day of the next occurring calendar year as to which the deferral election shall apply. Any such deferral election shall apply to and remain effective as to all such awards that would have otherwise occurred during the next occurring calendar year, and such covered awards shall be deferred until a future date which must be no earlier than two years after January 2 immediately following the end of the calendar year as to which such deferral election applies (that is, as an example, for a deferral election made before June 30, 2004, for the 2005 calendar year, the earliest deferral date shall be January 2, 2008). Except as otherwise provided below, any election shall become effective on the date of such election, and such election shall remain in effect and irrevocable until the earliest of (i) the deferral date specified in writing in the Participant's deferral election form (which shall not precede the two year period defined above), and any date specified by a Participant in an deferral election form that is earlier than this earliest deferral date shall be deemed irrevocably reformed and fixed to the earliest deferral date allowed hereunder, (ii) the date on which such Participant terminates his or her Service on the Board of Directors, or (iii) subject to regulations or other rules and procedures as may be promulgated by the Treasury Department or the Internal Revenue Service, such date as any amounts deferred hereunder shall be deemed no longer deferred for purposes of the Internal Revenue Code. If no written election to defer awards made in the next calendar year is timely filed with the Administrator, the Participant shall be deemed not to have deferred awards in that next calendar year.

(d) For a Participant who elects to defer the receipt of shares in accordance with subsection (a),(b), or (c) above, dividends which would have been paid on a Participant's Stock Award had such Participant not elected to defer receipt of such Stock Award shall be credited as dividend equivalents to an unfunded liability account. Such dividend equivalents shall be payable in cash to the Participant at the same time as the applicable Stock Awards deferred under the Plan are paid. A Participant's dividend equivalents account shall earn interest at an annual rate to be applied during each year based upon the 52 week Treasury Bill rate as in effect on the first business day of each year.

4. Adjustment

If as a result of recapitalization (or other adjustment in the stated capital of Entergy), or as the result of a stock split, merger, consolidation, or other reorganization, the Common Stock of Entergy is increased, reduced, or otherwise changed, the number of shares available to be awarded hereunder shall be appropriately adjusted. The shares that have been deferred pursuant to Participants' Deferral Elections should be treated in an identical manner as outstanding shares of Common Stock are treated.

5. Termination of Service

If an Outside Director terminates his or her Service on the Board of Directors prior to the expiration of a Service Year, such Outside Director shall be entitled to receive, on a pro rata basis, the portion of the Stock Awards attributable to such Outside Director's Service through the date of termination. Such shares and any shares which have not been previously delivered to a Participant pursuant to Deferral Elections shall be delivered to such Outside Director within thirty (30) days following the date of termination.

6. Restrictions

Shares delivered to Participants hereunder shall be subject to such restrictions on transferability and disposition as shall be required by Rule 16b-3 of the Securities Exchange Act of 1934 ("Exchange Act") or any successor rule. Further, each participant subject to Section 16 of the Exchange Act or Section 17 of the Public Utility Holding Company Act of 1935 ("Holding Company Act") concerning transactions regarding the common stock of Entergy Corporation shall not sell or transfer any shares awarded or any shares or other securities issued on account of the shares awarded for at least six (6) months after acquisition except as permitted under the provisions of the Exchange Act, or the Holding Company Act and rules promulgated thereunder.